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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        THE BLACK & DECKER CORPORATION
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

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      [LOGO OF BLACK & DECKER]
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             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                The 2000 Annual Meeting of Stockholders of The
             Black & Decker Corporation will be held at Black & Decker, 4041 Pleasant Road, Fort Mill, South Carolina 29715, on April 25, 2000, at 9:00 a.m., for the fol-
             lowing purposes:

             1. To elect eight directors to serve until the next
                annual meeting;

             2. To approve a proposal to amend The Black & Decker
                1996 Stock Option Plan;

             3. To approve the selection of Ernst & Young LLP as
                Black & Decker's independent accountants; and

             4. To conduct any other business properly brought be-
                fore the meeting.

                Stockholders of record at the close of business on
             February 17, 2000, will be entitled to vote at the meeting or any adjournments of the meeting.

                Your vote is important to us. We encourage you to
             vote as soon as possible by one of three convenient methods: by calling the toll-free number listed on the proxy card, by accessing the Internet site listed on the proxy card, or by signing, dating, and re-turning the proxy card in the envelope provided. Your Board of Directors recommends a vote "for" each of the nominees included in the Proxy Statement and "for" proposals 2 and 3.

             By Order of the Board of Directors


             /s/ Barbara B. Lucas
             -----------------------
             Barbara B. Lucas
             Senior Vice President -- Public Affairs
             and Corporate Secretary
             March 3, 2000

PROXY STATEMENT

    The Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card, and the Annual Report of The Black & Decker Corporation, including the Consolidated Financial Statements for the year ended December 31, 1999, are be-ing mailed beginning March 3, 2000, to stockholders of record at the close of business on February 17, 2000 (the "Record Date"). The Board of Directors is soliciting proxies to be voted at the 2000 Annual Meeting of Stockholders to be held at Black & Decker, 4041 Pleasant Road, Fort Mill, South Carolina 29715, on April 25, 2000, at 9:00 a.m. You may vote your shares by: (1) calling the toll-free number listed on the enclosed proxy card and voting by telephone; (2) ac-cessing the Internet site listed on the proxy card and following the instruc-tions; (3) signing the enclosed proxy card and returning it in the enclosed en-velope; or (4) attending the meeting in person and voting by ballot at the meeting. You may revoke your proxy, whether it was authorized by signing the enclosed proxy card or granted by using our telephone or Internet procedure, at any time before it is exercised by: (1) delivering written notice of revocation to Black & Decker's Corporate Secretary; (2) delivering another proxy that is properly signed and has a later date; (3) voting by telephone or through the Internet on a later date; or (4) voting in person at the meeting. Voting by mail using the enclosed proxy card, by telephone, or by accessing the Internet does not limit your right to attend the meeting and, if you wish, change your vote by ballot at the meeting.

    The telephone and Internet voting procedures are designed to authenticate your votes using the special control number assigned to you and listed on the enclosed proxy card. These methods allow stockholders to vote and to confirm that their instructions have been properly recorded. Your telephone or Internet instructions will authorize the persons named as Proxies to vote your shares as you direct.

    Upon request, Black & Decker will supply proxy materials to brokerage houses and other custodians, nominees, and fiduciaries for distribution to ben-eficial owners of Black & Decker shares and will reimburse them for their dis-tribution expenses. Black & Decker has hired a proxy solicitation firm, D. F. King & Co., Inc., to assist it in the solicitation of proxies and has agreed to pay D. F. King approximately $13,000 and to reimburse its expenses. The solici-tation of proxies is being made by mail, and also may be made personally, elec-tronically, or by telephone by Black & Decker employees and representatives of
D. F. King.

    Black & Decker's principal executive office is at 701 East Joppa Road, Towson, Maryland 21286, and its telephone number is 410-716-3900.

Voting Securities

    On the Record Date, there were 85,890,443 shares of common stock outstand-ing held by 17,408 stockholders of record. Each share of common stock is enti-tled to one vote. The election of directors requires the vote of a majority of the shares of stock present in person or by proxy. Approval of the amendment to the Black & Decker 1996 Stock Option Plan requires the affirmative vote of ma-jority of the votes cast in person or by proxy, provided that the total vote cast represents over 50% of Black & Decker's shares of common stock outstand-ing. All other matters submitted to a vote at the meeting will be decided by a majority of all votes cast in person or by proxy. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. With respect to the election of directors and the proposal to amend The Black & Decker 1996 Stock Option Plan, abstentions will have the same effect as votes against directors or the proposal, unless, in the case of the proposal, the total votes cast represent more than 50% of Black & Decker's shares of common stock outstanding. In that event and with respect to all other matters submitted at the meeting, abstentions will not have any effect on the result of the vote. If a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter, those shares will not be considered present and will not affect the outcome of the vote.

    On the Record Date, to Black & Decker's knowledge, no one other than those listed in the following table beneficially owned more than 5% of the outstand-ing shares of common stock.

------------------------------------------------------------------------------------
                                   Title of            Amount of          Percent of
             Name                   Class        Beneficial Ownership       Class
------------------------------------------------------------------------------------
FMR Corp.(1)                     Common Stock    6,122,425 shares(2)         7.1%
82 Devonshire Street
Boston, Massachusetts 02109

Harris Associates L.P.(3)        Common Stock    6,274,680 shares(4)         7.3%
Two North LaSalle Street,
Suite 500
Chicago, Illinois 60602-3790

John Hancock Mutual Life         Common Stock    4,356,498 shares            5.1%
 Insurance Company(5)
John Hancock Place
P.O. Box 111
Boston, Massachusetts 02117
------------------------------------------------------------------------------------

    (1) The Schedule 13G, as amended, filed by FMR Corp. included Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., as reporting persons. According to the Schedule 13G, FMR Corp. has sole voting power for 331,675 shares and sole investment power for 6,122,425 shares.
    (2) Includes 5,688,650 shares (or 6.6% of outstanding common stock) benefi-cially owned by Fidelity Management & Research Company, a wholly-owned subsidi-ary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
    (3) The Schedule 13G, as amended, filed by Harris Associates L.P., an in-vestment adviser registered under Section 203 of the Investment Advisers Act of 1940, included Harris Associates, Inc., the sole general partner of Harris As-sociates L.P., as a reporting person. According to the Schedule 13G, Harris As-sociates L.P. has shared voting power for all the shares, shared investment power for 4,160,700 shares, and sole investment power for 2,113,980 shares.
    (4) Includes 4,138,700 shares (or 4.8% of the outstanding common stock) owned by The Oakmark Fund, a series of Harris Associates Investment Trust, which has filed a separate Schedule 13G.
    (5) The Schedule 13G, as amended, filed by John Hancock Mutual Life Insur-ance Company ("JHMLICO") included John Hancock Subsidiaries, Inc. ("JHSI"), the wholly owned subsidiary of JHMLICO, as a reporting person. According to the
Schedule 13G, Independence Investment Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and the wholly owned subsidiary of JHSI and JHMLICO, has sole voting and sole invest-ment power for 4,009,850 shares (or 4.7% of the outstanding common stock).

Election of Directors

    Eight directors will be elected to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

[Photo of Nolan D. Archibald appears here]
                Nolan D. Archibald
                Chairman, President, and Chief Executive Officer
                The Black & Decker Corporation

                    Mr. Archibald received an undergraduate degree from Weber
                State University in 1968 and a master of business administra-tion degree from the Harvard Graduate School of Business in 1970. After serving in various executive positions with Conroy, Inc., Mr. Archibald became vice president of marketing for the Airstream Division of Beatrice Companies, Inc. in 1977. His subsequent positions at Beatrice included president of Del Mar Window Coverings, president of Stiffel Lamp Compa-ny, and president of the Home Products Division. In 1983, he was elected a senior vice president of Beatrice and president of the Consumer & Commercial Products Group. Mr. Archibald left Beatrice and was elected president and chief operating officer of Black & Decker in 1985 and chief executive officer in 1986. Since then, he has been elected to the additional position of chairman of the board.

                    Mr. Archibald, who is 56, was first elected a director of
                Black & Decker in 1985. He also serves as a director of Bruns-wick Corporation.

[Photo of Norman R. Augustine appears here]
                Norman R. Augustine
                Retired Chairman and Chief Executive Officer
                Lockheed Martin Corporation

                    Mr. Augustine received a bachelor of science degree in
                1957 and a master of science degree in 1959, both in aeronau-tical engineering, from Princeton University. After serving in various capacities with Douglas Aircraft Company and Vought Missiles and Space Company, he joined the United States De-partment of Defense, where he served as Undersecretary of the Army. Mr. Augustine joined Martin Marietta Corporation, a predecessor of Lockheed Martin Corporation, in 1977 as vice president of Aerospace Technical Operations, became a director in 1986, and rose to the position of chairman and chief execu-tive officer in 1988. Following the merger of Martin Marietta and Lockheed Corporation in 1995, he served as president of Lockheed Martin Corporation and later as chairman and chief executive officer. From 1997 through 1999, Mr. Augustine was a lecturer with the rank of Professor on the faculty of Prince-ton University.

                    Mr. Augustine, who is 64, was first elected a director of
                Black & Decker in 1997. He also serves as a director of Lock-heed Martin Corporation, Phillips Petroleum Company, and Procter & Gamble Co.

[Photo of Barbara L. Bowles appears here]
                Barbara L. Bowles
                President and Chief Executive Officer
                The Kenwood Group, Inc.

                    Ms. Bowles received an undergraduate degree from Fisk Uni-
                versity in 1968 and a master of business administration degree from the University of Chicago in 1971. Following graduation, she held various positions at First National Bank of Chicago, including vice president of trust investments. From 1981 to 1984, Ms. Bowles was assistant vice president and director of investor relations for Beatrice Companies, Inc. In 1984, she joined Kraft, Inc., where she served as corporate vice presi-dent until 1989. Ms. Bowles is currently president of The Ken-wood Group, Inc., an equity advisory firm that she founded in 1989.

                    Ms. Bowles, who is 52, was first elected a director of
                Black & Decker in 1993. She also serves as a director of Wis-consin Energy, Fort James Corporation, the Chicago Urban League, and the Children's Memorial
                Hospital of Chicago.

[Photo of Malcolm Candlish appears here]
                Malcolm Candlish
                Retired Chairman and Chief Executive Officer
                First Alert, Inc.

                    Mr. Candlish received an undergraduate degree from the
                London School of Economics in 1956. After holding marketing positions with the Beecham Group in London and Brazil and with Colgate-Palmolive in New York, Mr. Candlish worked for McKinsey & Company, Inc. from 1965 to 1977 in numerous loca-tions around the world and was elected a partner in 1971. From 1977 to 1983, he held various positions with Wilson Sporting Goods, including vice president and general manager of the In-ternational Division, senior vice president of marketing, and president. He then served six years as president and chief ex-ecutive officer of Samsonite Corporation. In 1989, Mr. Candlish joined Sealy, Inc. as president and chief operating officer, and shortly thereafter was named chief executive of-ficer and chairman of the board. In 1992, Mr. Candlish left Sealy, Inc. and was elected a director, chairman of the board, and chief executive officer of First Alert, Inc., a manufac-turer of home safety products. He relinquished the position of chief executive officer in 1996 and the position of chairman of the board in 1998.

                    Mr. Candlish, who is 64, was first elected a director of
                Black & Decker in 1991. He also serves as a director of AmerUs Group.

[Photo of Alonzo G. Decker, Jr. appears here]
                Alonzo G. Decker, Jr.
                Honorary Chairman of the Board
                The Black & Decker Corporation

                    Mr. Decker was first employed by Black & Decker in 1922.
                In 1929, he received a degree in electrical engineering from Cornell University and joined Black & Decker on a full-time basis in 1930, concentrating most of his activities in engi-neering, research, and manufacturing. In 1940, Mr. Decker be-came vice president of manufacturing and was elected a direc-tor of Black & Decker. He became executive vice president in 1956 and, in 1960, was elected president. He became chief ex-ecutive officer in 1964 and, in 1968, was elected to the addi-tional position of chairman of the board. Mr. Decker relin-quished his positions as president in 1972, as chief executive officer in 1975, and as chairman of the board in 1979. He con-tinues to serve on a part-time basis in an advisory and con-sulting capacity.

                    Mr. Decker, who is 92, serves as a trustee of The Maryland
                Institute, College of Art. He also serves as an emeritus member of the Board of Visitors and Governors of Washington College and as a trustee emeritus of The Johns Hopkins University.

[Photo of Manuel A. Fernandez appears here]
                Manuel A. Fernandez
                Chairman
                Gartner Group, Inc.

                    Mr. Fernandez received an undergraduate degree in electri-
                cal engineering in 1967 and completed post-graduate studies in electrical engineering in 1969 from the University of Florida. He also completed post-graduate work in business administra-tion at the Florida Institute of Technology. After graduation, he held various positions with ITT, Harris Corporation, and The Fairchild Corporation. He joined Zilog Incorporated as president in 1979, and in 1982 he joined Galvin Computer Cor-poration as president and chief executive officer. In 1984, he became president and chief executive officer of DataQuest, Inc., an information technology service company. In 1991, he joined Gartner Group as president and chief executive officer and was elected chairman of the board in 1995.

                    Mr. Fernandez, who is 53, was first elected a director of
                Black & Decker in February 1999. He also serves as a director of Brunswick Corporation and US WEST, Inc.

[Photo of Anthony Luiso appears here]
                Anthony Luiso
                President-International
                Campofrio Alimentacion, S.A.

                    Mr. Luiso received an undergraduate degree from Iona
                College in 1967 and a master of business administration degree in 1982 from the University of Chicago. Upon graduation from college, he was employed by Arthur Andersen & Co. and, in 1971, joined Beatrice Companies, Inc. Mr. Luiso held various positions at Beatrice, including president and chief operating officer of the International Food Division and president and chief operating officer of Beatrice U.S. Food. Mr. Luiso left Beatrice in 1986 to become group vice president and chief operating officer of the Foodservice Group of International Multifoods Corporation and served as chairman of the board, president, and chief executive officer of that corporation until 1996. He served as executive vice president of Tri Valley Growers during 1998. He is currently president-international of Campofrio Alimentacion, S.A., the leading processed meat-products company in Spain.

                    Mr. Luiso, who is 56, was first elected a director of
                Black & Decker in 1988.

[Photo of Mark H. Willes appears here]
                Mark H. Willes
                Chairman, President, and Chief Executive Officer
                The Times Mirror Company

                    Mr. Willes received an undergraduate degree from Columbia
                College in 1963 and a doctorate from the Columbia Graduate School of Business in 1967. He was Assistant Professor of Finance and Visiting Lecturer at the Wharton School of Finance and Commerce of the University of Pennsylvania from 1967 to 1971. In 1971, Mr. Willes joined the Philadelphia Federal Reserve Bank, where he held a number of positions, including director of research and first vice president. He was president of the Federal Reserve Bank of Minneapolis from 1977 to 1980. He joined General Mills, Inc. in 1980 as executive vice president and chief financial officer, was elected president, chief operating officer, and a director of General Mills in 1985, and was elected vice chairman of the board in 1992. In 1995, Mr. Willes was elected a director, president, and chief executive officer of The Times Mirror Company, a national news and information company, and, in 1996, was elected to the additional post of chairman of the board. He also was publisher of The Los Angeles Times from 1997 to 1999.

                    Mr. Willes, who is 58, was first elected a director of
                Black & Decker in 1990. He also serves as a director of The Talbots, Inc.

Board of Directors

    Compensation of Directors. Under the Non-Employee Directors Stock Plan (the "Directors Stock Plan"), non-employee directors receive an annual re-tainer of 500 shares of common stock and cash in an amount equal to the value of the shares, with committee chairs receiving an additional 50 shares and cash in an amount equal to the value of the shares. No separate meeting fees are paid. Directors have the option to receive their cash fees in shares of common stock or to defer all or a portion of their fees in the form of "phan-tom shares." Under the 1995 Stock Option Plan for Non-Employee Directors (the "Directors Stock Option Plan"), directors who are not full-time employees of Black & Decker receive options to purchase 2,500 shares of common stock when they first become directors and upon each re-election. The option exercise price under the Directors Stock Option Plan is the market price on the date of grant. Options become exercisable eleven months from the date of grant and re-main exercisable for ten years. Black & Decker provides $100,000 of term life insurance for each director who is not an employee and $200,000 of accident insurance coverage during each day that a director is traveling in connection with Black & Decker's business. Mr. Decker is employed by Black & Decker as a part-time employee/consultant at an annual rate of $150,000 to provide con-sulting and advisory services that the Board of Directors or the president of Black & Decker may request.

    Black & Decker provides retirement benefits to directors who were elected prior to 1994 and retire after having served for five or more years. The an-nual amount of the benefit is $15,000 (one-half of the annual retainer on the date the retirement plan was closed to newly elected directors). Retirement benefits are paid in monthly installments to the director or the director's surviving spouse until: (1) the number of monthly payments made equals the number of months of service by the director; (2) 120 monthly payments have been made; or (3) the last day of the month following the death of the indi-vidual entitled to the payments, whichever occurs first. The retirement bene-fit is based only on service as a non-employee director, and no director first elected after 1993 may participate.

    During 1999, the Board of Directors met five times. All directors attended more than 75% of the total number of meetings of the Board and Board commit-tees on which they served.

    Committees. The Board of Directors has four committees: Executive, Organization, Audit, and Finance. All committees other than the Executive Committee are composed of non-employee directors.

    Executive Committee. The Executive Committee, which is currently composed of Alonzo G. Decker, Jr. (Chairman), Nolan D. Archibald, Malcolm Candlish, An-thony Luiso, and Mark H. Willes, did not meet during 1999. The Executive Com-mittee meets when required during intervals between meetings of the Board of Directors and has authority to exercise all of the powers of the Board except as limited by the Maryland General Corporation Law.

    Audit Committee. The Audit Committee, which is currently composed of Mal-colm Candlish (Chairman), Norman R. Augustine, and Manuel A. Fernandez, met three times during 1999. Its functions include: (1) making recommendations to the Board of Directors regarding the selection of independent accountants; (2) approving the selection of and changes in the independent accountants selected by Black & Decker's subsidiaries; (3) conferring with the independent accoun-tants to review their fees, the scope of their prospective annual audit, and the results of their work; (4) reviewing financial statements; (5) serving as a channel of communications between the Board and management, internal audi-tors, and the independent accountants; (6) reviewing the adequacy of internal auditing, accounting, and financial controls and procedures; and (7) approving the nature and scope of non-audit services performed by the independent ac-countants.

    Finance Committee. The Finance Committee, which is currently composed of Anthony Luiso (Chairman), Norman R. Augustine, Barbara L. Bowles, Malcolm Candlish, and Manuel A. Fernandez, met five times during 1999. Its functions include: (1) reviewing financial policies and procedures, operating and finan-cial results, capital expenditures, operating budgets, and proposals for cor-porate financing, including the issuance, sale, and repurchase of Black & Decker's securities; (2) approving short-term and long-term borrowings in amounts in excess of established thresholds; (3) making dividend recommenda-tions to the Board of Directors; (4) reviewing certain acquisitions, mergers, divestitures, capital expenditures, dispositions of real estate, and foreign currency movements and exposures; (5) reviewing capital expenditure and oper-ating budgets; and (6) overseeing the pension plans of Black & Decker and its subsidiaries.

    Organization Committee. The Organization Committee, which is currently composed of Mark H. Willes (Chairman), Barbara L. Bowles, and Anthony Luiso, met five times during 1999. Its functions include: (1) reviewing management structure and performance; (2) recommending the election or removal of offi-cers and planning for succession; (3) reviewing the job performance of elected officers; (4) recommending salaries and benefits for principal corporate offi-cers; and (5) administering incentive compensation plans and stock option plans.

    The Organization Committee also is responsible for: (1) proposing to the Board of Directors a slate of nominees for election as directors at the annual meeting of stockholders; (2) recommending candidates to fill Board vacancies between annual meetings of stockholders; (3) nominating annually a slate of officers and members of the standing committees of the Board; and (4) evaluating the continuing physical and mental fitness of individual directors to serve. In nominating directors, the Organization Committee will consider nominees recommended by stockholders.

    A director may not serve on the Organization Committee if he or she is or was an employee of Black & Decker, is receiving compensation from Black & Decker in any capacity other than as a director, or is an employee or princi-pal of an advisor, consultant, or significant customer or supplier to Black & Decker.

    Nomination of Directors. Only persons nominated in accordance with Black & Decker's Bylaws are eligible for election as directors. Nominations may be made at the meeting only by the Board of Directors or any nominating committee or person appointed by the Board or by any stockholder who is entitled to vote and follows the procedures described below.

    A stockholder may nominate a person for election as a director by sending a written notice to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286, that is received not less than 90 days nor more than 110 days prior to the meeting. If Black & Decker provides less than 100 days' notice of the date of the meeting, the stockholder's notice must be received no later than the close of business on the tenth day after the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stock-holder's notice must include: (1) the name, age, business address, and resi-dence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of common stock owned by the nominee; and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors according to Rule 14a under the Securities Exchange Act of 1934. The stockholder also must include the stockholder's name and address and the number of shares of common stock owned. Black & Decker may require any proposed nominee to furnish other infor-mation that may be necessary to determine the nominee's eligibility to serve as a director. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, the chairman will announce this at the meeting, and the nomination will be disregarded.

Section 16(a) Beneficial Ownership Reporting Compliance

    The rules of the Securities and Exchange Commission require that Black & Decker disclose late filings of reports of stock ownership, or changes in own-ership, by its directors, officers, and 10% stockholders. Based on its review of the copies of forms it received, or written representations from reporting persons that they were not required to file a Form 5, Black & Decker believes that, during 1999, all reports required under Section 16(a) of the Securities Exchange Act for its directors, officers, and 10% stockholders were filed on a timely basis.

Security Ownership of Management

    The Board of Directors has adopted a stock ownership policy for executives, the primary purpose of which is to strike a balance between the objectives of stock ownership and individual financial planning. The policy provides for min-imum share ownership targets ranging from shares having a market value of one times the base salary of certain executives to five times the base salary of the chief executive officer. Until the minimum share-ownership target is met, an executive is expected to retain at least 50% of the net shares received un-der the Performance Equity Plan and upon exercise of stock options. The policy does not apply to executives who are 60 years of age or older.

    The following table shows the number of shares of Black & Decker common stock beneficially owned on the Record Date by each director-nominee, each named executive officer, and all current directors and executive officers as a group. Other than Mr. Archibald, who beneficially owns 1.8% of the common stock, each director and named executive officer beneficially owns less than 1% of the common stock, and all current directors and executive officers as a group beneficially own 3.1% of the common stock. The table also includes: (1) shares of common stock that directors and executive officers have the right to acquire within 60 days of the Record Date, including shares that they have the right to acquire by exercising stock options; and (2) stock units that have been deferred by directors, but ultimately will be paid in shares of common stock under the Directors Stock Plan.

---------------------------------------------------------------------------
                                                     Number of Shares
                                                       Beneficially
                                                          Owned
---------------------------------------------------------------------------
Nolan D. Archibald                                      1,533,715(1)
---------------------------------------------------------------------------
Norman R. Augustine                                        14,023(2)
---------------------------------------------------------------------------
Barbara L. Bowles                                          12,000(3)
---------------------------------------------------------------------------
Malcolm Candlish                                           16,318(3,4)
---------------------------------------------------------------------------
Alonzo G. Decker, Jr.                                     251,659(3,5)
---------------------------------------------------------------------------
Charles E. Fenton                                         104,211(6)
---------------------------------------------------------------------------
Manuel A. Fernandez                                         6,007(7)
---------------------------------------------------------------------------
Paul A. Gustafson                                         103,708(8)
---------------------------------------------------------------------------
Anthony Luiso                                              17,225(3,9)
---------------------------------------------------------------------------
Paul F. McBride                                                 0
---------------------------------------------------------------------------
Thomas M. Schoewe                                         206,276(10)
---------------------------------------------------------------------------
Mark H. Willes                                             16,455(3,11)
---------------------------------------------------------------------------
All Directors and Executive Officers as a Group
 (22 persons)(12)                                       2,671,781(13)
---------------------------------------------------------------------------

    (1) Includes 1,210,000 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 2,837 shares held under the Retirement Savings Plan and 48,475 shares held by or for the benefit of members of Mr. Archibald's immediate family as to which Mr. Archibald has sole or shared voting or investment power.
    (2) Includes 7,000 shares that may be acquired within 60 days of the Rec-ord Date by exercising stock options granted under the Directors Stock Option Plan. Also includes 2,023 stock units that are held for the benefit of Mr. Au-gustine in a deferred compensation account under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Augustine.
    (3) Includes 10,000 shares that may be acquired within 60 days of the Rec-ord Date by exercising stock options granted under the Directors Stock Option Plan.
    (4) Includes 5,200 shares owned by a revocable trust over which Mr. Candlish has voting and investment power in his capacity as a settlor and a trustee. Also includes 1,118 stock units that are held for the benefit of Mr. Candlish in a deferred compensation account under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Candlish.
    (5) Includes 109 shares held under the Retirement Savings Plan, 3,339 shares held directly by Mr. Decker's spouse, and 143,000 shares held by two trusts of which Mr. Decker is one of two trustees as to which Mr. Decker has shared voting or investment power.
    (6) Includes 1,571 shares held under the Retirement Savings Plan and 76,500 shares that may be acquired within 60 days of the Record Date by exer-cising stock options.

    (7) Includes 5,000 shares that may be acquired within 60 days of the Record Date by exercising options granted under the Directors Stock Option Plan. Also includes 1,007 stock units that are held for the benefit of non-employee direc-tors under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Fernandez.
    (8) Includes 3,927 shares held under the Retirement Savings Plan and 84,875 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 50 shares held for the benefit of a member of Mr. Gustafson's immediate family.
    (9) Includes 2,225 stock units that are held for the benefit of Mr. Luiso in a deferred compensation account under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the de-ferral period selected by Mr. Luiso.
    (10) Mr. Schoewe resigned as an executive officer of Black & Decker in Jan-uary 2000. Includes 1,886 shares held under the Retirement Savings Plan, and 177,000 shares that may be acquired within 60 days of the Record Date by exer-cising stock options.
    (11) Includes 4,230 shares owned jointly with Mr. Willes' spouse. Also in-cludes 2,225 stock units that are held for the benefit of Mr. Willes in a de-ferred compensation account under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Willes.
    (12) Mr. Schoewe is included in the category of All Directors and Executive Officers as a Group, even though Mr. Schoewe resigned as an officer of the Cor-poration in January 2000.
    (13) Includes 18,840 shares held for the account of the executive officers under the Retirement Savings Plan and 1,927,475 shares that executive officers and directors have the right to acquire within 60 days of the Record Date by exercising stock options. Also includes 8,598 stock units that are held in de-ferred compensation accounts for the benefit of non-employee directors under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the deferral periods selected by participating directors. These stock units are not entitled to be voted and may not be trans-ferred, but have been listed in the table because they represent part of the total economic interest of the directors in Black & Decker stock.

    The information provided in the table above is based on information re-ceived from the directors and executive officers. The inclusion of shares in the table is not an admission of beneficial ownership by the director or execu-tive officer next to whose name the shares appear. Unless otherwise indicated in a footnote, the director or executive officer had sole voting and investment power over the shares.

Executive Compensation

    The following tables and text summarize, in accordance with regulations of the Securities and Exchange Commission, Black & Decker's compensation of its executive officers.

    Summary Compensation. The following table shows a three-year history of Black & Decker's compensation of its chief executive officer and the four other most highly compensated executive officers based on total annual salary and bo-nus for 1999.

---------------------------------------------------------------------------------------------------------------
                                      Annual Compensation                        Long-term Compensation
                          ------------------------------------------    ---------------------------------------
                                                                            Awards       Payouts
                                                                          ----------   ------------
                                                             Other        Securities
                                                             Annual       Underlying                All Other
Name and Principal                                          Compen-        Options/                  Compen-
Position                  Year      Salary       Bonus       sation          SARs      LTIP Payouts  sation
---------------------------------------------------------------------------------------------------------------
Nolan D. Archibald        1999    $1,016,667   $2,200,000   $154,955(a)    200,000      1,221,296   $143,214(b)
Chairman, President, and  1998       966,667    2,000,000    214,593(c)    200,000      1,385,789    128,753
Chief Executive Officer   1997       900,000    1,800,000    156,728(d)    100,000      1,906,740    109,578
---------------------------------------------------------------------------------------------------------------
Charles E. Fenton         1999       363,750      337,500     27,828(e)     30,000        310,185     41,627(f)
Senior Vice President     1998       348,333      500,000     27,496(e)     30,000        329,925     32,890
and General Counsel       1997       331,667      306,000     29,069(e)     25,000        462,257     27,727
---------------------------------------------------------------------------------------------------------------
Paul A. Gustafson         1999       320,000      400,000     26,113(g)     35,000        242,323     24,213(h)
Executive Vice President  1998       294,167      270,000     26,252(g)     35,000        197,955     21,652
                          1997       251,872      238,500     30,577(g)     25,000        277,324     17,684
---------------------------------------------------------------------------------------------------------------
Paul F. McBride           1999       339,103      750,000    330,675(i)    600,000                   597,027(j)
Executive Vice President  1998(k)
                          1997(k)
---------------------------------------------------------------------------------------------------------------
Thomas M. Schoewe         1999       383,333      360,000     29,070(l)     30,000(m)     300,463     33,615(n)
Former Senior Vice        1998       362,500      337,500     28,023(l)     30,000        302,483     30,405
President and Chief       1997       336,667      315,000     28,654(l)     25,000        453,954     22,905
Financial Officer
---------------------------------------------------------------------------------------------------------------

    (a) Includes perquisites and other personal benefits of $67,763. The per-quisites and other personal benefits include personal use of Black & Decker's plane at an approximate cost to Black & Decker of $36,806 and reimbursement for financial counseling fees of $17,603.
    (b) Includes $4,800 in contributions to the Retirement Savings Plan, $52,714 in life insurance premiums, and $85,700 in contributions to the Supple-mental Retirement Savings Plan, all paid by Black & Decker.
    (c) Includes perquisites and other personal benefits of $99,419. The per-quisites and other personal benefits include personal use of Black & Decker's plane at an approximate cost to Black & Decker of $68,073.
    (d) Includes perquisites and other personal benefits of $50,182. The per-quisites and other personal benefits include personal use of Black & Decker's plane at an approximate cost to Black & Decker of $19,899 and reimbursement for financial counseling fees of $16,370.
    (e) The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Fenton did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
    (f) Includes $3,200 in contributions to the Retirement Savings Plan, $15,715 in life insurance premiums, and $22,712 in contributions to the Supple-mental Retirement Savings Plan, all paid by Black & Decker.
    (g) The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Gustafson did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
    (h) Includes $4,800 in contributions to the Retirement Savings Plan and $19,413 in life insurance premiums, both paid by Black & Decker.
    (i) Includes reimbursement for moving expenses of $165,658. Also includes $145,280 paid to Mr. McBride to cover the income tax liability associated with that reimbursement of moving expenses.
    (j) Includes $6,507 in life insurance premiums and $8,923 in contributions to the Supplemental Retirement Savings Plan, both paid by Black & Decker. Also includes $581,597 paid to Mr. McBride, which amount represents the value of the shares Mr. McBride would have received had he been a participant in the Perfor-mance Equity Plan for the performance period ended December 31, 1999.
    (k) Mr. McBride joined Black & Decker in 1999. He was not employed by Black & Decker at any time during 1998 or 1997.
    (l) The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Schoewe did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
    (m) All of these options terminated upon Mr. Schoewe's resignation in Janu-ary 2000.
    (n) Includes $4,800 in contributions to the Retirement Savings Plan, $11,990 in life insurance premiums, and $16,825 in contributions to the Supple-mental Retirement Savings Plan, all paid by Black & Decker.

    Option/SAR Grants in Last Fiscal Year. The following table shows informa-tion about grants of stock options to named executive officers under Black & Decker's stock option plans during 1999. No freestanding stock appreciation rights ("SARs") were granted to executive officers during 1999.

-----------------------------------------------------------------------------------------------
                                                                   Potential Realized Value at
                                                                     Assumed Annual Rates of
                                                                     Stock Price Appreciation
                                  Individual Grants                      for Option Term
                    ---------------------------------------------- ----------------------------
                     Number of     % of Total
                     Securities   Options/SARs
                     Underlying    Granted to  Exercise
                    Options/SARs  Employees in or Base  Expiration
Name                  Granted     Fiscal Year   Price      Date         5%            10%
-----------------------------------------------------------------------------------------------
Nolan D. Archibald    200,000          8.8     $48.75   12/8/2009  $   6,131,720 $   15,538,980
Charles E. Fenton      30,000          1.3      48.75   12/8/2009        919,758      2,330,847
Paul A. Gustafson      35,000          1.5      48.75   12/8/2009      1,073,051      2,719,322
Paul F. McBride       500,000         22.1      54.0625 4/25/2009     16,999,800     43,080,850
                      100,000          4.4      48.75   12/8/2009      3,065,860      7,769,490
Thomas M. Schoewe      30,000(a)       1.3      48.75          --             --             --
-----------------------------------------------------------------------------------------------

    (a) All of these options terminated upon Mr. Schoewe's resignation in Janu-ary 2000.

    These stock options have an exercise price equal to the fair market value of common stock on the date of grant and become exercisable in four equal an-nual installments beginning 12 months after the date of grant. They also in-clude a limited SAR: upon a change in control, the stock options would be can-celed, and the holder would be entitled to a cash payment equal to the differ-ence between the market value of common stock and the exercise price of each of the outstanding options.

    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values. The following table shows information regarding stock op-tions exercised by Black & Decker's named executive officers during 1999 and the number and value of unexercised stock options at December 31, 1999. The value of unexercised stock options is based on the closing price of $52.25 per share of common stock on December 31, 1999, the last trading day of 1999. As of that date, no freestanding SARs were outstanding.

----------------------------------------------------------------------------------------------
                                             Number of Securities      Value of Unexercised
                                            Underlying Unexercised         In-the-Money
                                                Options/SARs at           Options/SARs at
                        Shares                 December 31, 1999         December 31, 1999
                       Acquired    Value   ------------------------- -------------------------
Name                  on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----------------------------------------------------------------------------------------------
Nolan D. Archibald          --          --  1,210,000     400,000    $41,613,750  $1,412,500
Charles E. Fenton       15,000    $631,875     76,500      72,500      1,353,438     446,250
Paul A. Gustafson           --          --     84,875      92,500      1,356,703     646,328
Paul F. McBride             --          --         --     600,000             --     350,000
Thomas M. Schoewe(a)        --          --    177,000      90,000      3,891,969     702,656
----------------------------------------------------------------------------------------------

    (a) All of Mr. Schoewe's unexercisable options terminated upon his resigna-tion in January 2000. Mr. Schoewe has the right to exercise his remaining op-tions before the earlier of the option's expiration date or the third anniver-sary of his resignation date.

    Long-Term Incentive Plans -- Awards in Last Fiscal Year

-------------------------------------------------------------------------------------
                                                          Estimated Future Payouts
                        Number of      Performance or         under Non-Stock
                         Shares,     Other Period until     Price-Based Plans(b)
                      Units or Other   Maturation or    -----------------------------
Name                    Rights(a)          Payout       Threshold  Target   Maximum
-------------------------------------------------------------------------------------
Nolan D. Archibald        15,938          3 years       $416,380  $832,761 $1,249,141
Charles E. Fenton          4,657          3 years        121,664   243,328    364,992
Paul A. Gustafson          4,098          3 years        107,060   214,121    321,181
Paul F. McBride            6,210          3 years        162,236   324,472    486,709
Thomas M. Schoewe(c)          --               --             --        --         --
-------------------------------------------------------------------------------------

    (a) Each of these awards constitutes a grant under the Performance Equity Plan ("PEP") of performance units equivalent to shares of common stock in De-cember 1999 for the three-year period commencing January 1, 2000. Cash amounts paid under the PEP during 1999 for outstanding performance units in amounts equal to the dividends that would have been paid if the performance units were in the form of common stock are included in the Other Annual Compensation col-umn of the Summary Compensation Table.
    (b) In accordance with the performance goals established under the PEP for the three-year period ending December 31, 2002, the threshold, target, and max-imum awards are equal to 50%, 100%, and 150%, respectively, of the performance units granted. The various levels of future payouts will be based upon Black & Decker achieving established targets for earnings per share and, in certain cases, return on net assets and operating income at the end of the three-year performance period. The amounts shown for each named executive officer are based on the closing price of $52.25 per share of common stock on December 31, 1999, the last trading day of 1999. The value of any payouts ultimately re-ceived will vary depending, among other things, on the price per share of com-mon stock on the date the payouts are made.
    (c) As a result of Mr. Schoewe's resignation from Black & Decker in January 2000, all of the performance units awarded to Mr. Schoewe under the PEP for performance periods ending after January 2000 are forfeited.

    Pension Benefits. The following table shows the estimated annual retirement benefits payable under Black & Decker's pension plans to participating execu-tives, including the executive officers named in the Summary Compensation Ta-ble, based on the stated average annual compensation and years of service. Black & Decker maintains non-contributory, tax-qualified defined benefit plans that cover most officers and salaried employees. Tax code provisions limit the annual benefits that may be paid from tax-qualified retirement plans. Black & Decker also maintains supplemental plans for specified executives that autho-rize payment outside of the tax-qualified plans of annual benefits in excess of amounts permitted to be paid under the tax-qualified plans. The following table reflects benefits payable under both the tax-qualified plans and the applicable supplemental plans for executives participating in the tax-qualified plans and the applicable supplemental plans.

PENSION PLAN TABLE

--------------------------------------------------------------------------------
                                      Years of Service
Average Annual   ---------------------------------------------------------------
 Compensation        15           20           25           30           35
--------------------------------------------------------------------------------
  $  500,000     $  300,000   $  300,000   $  300,000   $  300,000   $  300,000
     750,000        450,000      450,000      450,000      450,000      450,000
   1,000,000        600,000      600,000      600,000      600,000      600,000
   1,250,000        750,000      750,000      750,000      750,000      750,000
   1,500,000        900,000      900,000      900,000      900,000      900,000
   1,750,000      1,050,000    1,050,000    1,050,000    1,050,000    1,050,000
   2,000,000      1,200,000    1,200,000    1,200,000    1,200,000    1,200,000
   2,500,000      1,500,000    1,500,000    1,500,000    1,500,000    1,500,000
   3,000,000      1,800,000    1,800,000    1,800,000    1,800,000    1,800,000
   3,500,000      2,100,000    2,100,000    2,100,000    2,100,000    2,100,000
   4,000,000      2,400,000    2,400,000    2,400,000    2,400,000    2,400,000
--------------------------------------------------------------------------------

    The amounts in the Pension Plan Table assume that benefit payments will start when the participant reaches age 60 (with five years of service). If pay-ments start before age 60, the benefit amount would be actuarially reduced. For at least ten but less than 15 years of service, the amounts in this table would be 50% of average annual compensation. For less than ten years of service, the amounts in the table would be 5% of average annual compensation for each year of service. These reductions would not apply, however, to participants in the plan when a change in control occurs.

    Compensation used in calculating the amounts reflected in the Pension Plan Table is the executive's highest three-year average of base annual salary and bonuses (as reported in the Summary Compensation Table) out of the last five years of employment (or the last five calendar years), including salary contin-uance periods, with Black & Decker. However, in the case of executives covered by certain severance benefits agreements, compensation used under the applica-ble supplemental plans in calculating the amounts reflected in the Pension Plan Table may be the highest three-year average compensation out of the executive's last five years of employment (or the last five calendar years) with Black & Decker before the date of a change in control, if that average is higher, and full benefits are provided regardless of his or her years of credited service. The normal retirement age is 65 for pension plan purposes and is age 60 with five years of service for supplemental plan purposes.

    The credited years of service for pension purposes as of December 31, 1999, and the estimated years of service at age 60 for each executive named in the Summary Compensation Table are as follows:

-------------------------------------------------------------
                      Years of Service     Years of Service
Name                at December 31, 1999 at Normal Retirement
-------------------------------------------------------------
Nolan D. Archibald         14.25                17.75
Charles E. Fenton          10.67                19.08
Paul A. Gustafson          35.21                37.38
Paul F. McBride             0.73                16.83
Thomas M. Schoewe          13.92                   (1)
-------------------------------------------------------------

    (1) Mr. Schoewe left the employment of Black & Decker on January 21, 2000.

    The Pension Plan Table reflects the annual benefit payable beginning at the participant's 60th birthday in the form of an annuity for the participant's life. If a participant dies, his or her surviving spouse receives 50% of the monthly benefits for the spouse's life.

    The benefits reflected in the Pension Plan Table are reduced by 100% of the participant's Social Security benefits and any retirement, disability, death, and similar benefits received from Black & Decker or any other employer.

    Severance Benefits and Other Agreements. The terms and conditions of em-ployment of Mr. Archibald, Black & Decker's chairman, president, and chief ex-ecutive officer, are governed by a written employment contract. Mr. Archibald's contract currently provides for an annual salary of $1,100,000, severance pay-ments on basically the same terms and conditions as stated below in the discus-sion of severance benefits agreements, and the continuation of substantially all benefits and perquisites for a three-year period following termination of employment (other than a voluntary termination by Mr. Archibald), or until he obtains substantially equivalent employment.

    In addition to the severance benefits agreements discussed below, Black & Decker has an executive salary continuance plan covering some executives, in-cluding Messrs. Fenton, McBride, and Gustafson. If a covered executive is ter-minated other than for cause, the executive's compensation and benefits will be continued for a specified period of up to two years or until another position of employment is obtained, whichever occurs first. The compensation and bene-fits payable under the salary continuance plan will be offset by the compensa-tion and benefits paid or credited to the executive by another employer. Black & Decker will continue to pay the difference between the new compensation and benefits and the executive's base salary and benefits at the time of termina-tion, if higher, for the remainder of the salary continuance period.

    In 1986, Black & Decker entered into severance benefits agreements that provided for payments to be made to certain key management employees who are terminated following a change in control of Black & Decker. These agreements have been amended and restated from time to time, and currently cover approxi-mately 13 employees, including each named executive officer (other than Mr. Schoewe). The severance benefits agreements expire on December 31, 2000, unless a change in control occurs prior to that date, in which case the agreements expire 36 months after the date of the change in control. The severance benefits agreements provide for the payment of specified benefits if employment terminates under certain circumstances within three years following a change in control. A change in control is deemed to take place whenever: (1) a person, group of persons, or other entity becomes the beneficial owner of securities of Black & Decker having 20% or more of the combined voting power of Black & Decker's then-outstanding securities; (2) a significant change in the composition of the Board of Directors occurs; (3) Black & Decker enters into an agreement that would result in a change of control; or (4) the stockholders of Black & Decker approve certain types of extraordinary transactions.

    Circumstances triggering payment of severance benefits under these agree-ments include: (1) involuntary termination of employment for reasons other than death, disability, or cause; or (2) voluntary termination by the employee in the event of significant changes in the nature of his or her employment, in-cluding reductions in compensation and changes in responsibilities and powers.

    Benefits under the severance benefits agreements generally include: (1) a lump sum severance payment equal to three times the sum of the employee's an-nual base salary and the Annual Incentive Plan maximum payment; (2) payment of deferred compensation; (3) maintenance for a period of three additional years of life, disability, accident, medical, dental, and health insurance benefits substantially similar to those benefits to which the employee was entitled im-mediately prior to termination; (4) additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code; (5) reimbursement of le-gal fees and expenses incurred as a result of the termination; and (6) cash payments in lieu of common stock issuable under stock option plans. For these purposes, Annual Incentive Plan maximum payment means the higher of the employ-ee's maximum potential award under the applicable Annual Incentive Plan for a specified base year or any subsequent year.

    The Board of Directors believes that these severance benefits agreements encourage the commitment and availability of key management employees and en-sure that they will be able to devote their full attention and energy to the affairs of Black & Decker in the face of potentially disruptive and distracting circumstances in the event of an attempted or actual change in control or an unsolicited takeover. In any such event, key management employees will be able to analyze and evaluate proposals objectively with a view to the best interests of Black & Decker and its stockholders and to act as the Board may direct with-out fear of retribution if the change in control occurs. The severance benefits agreements, however, may have the incidental effect of discouraging takeovers and protecting the employees from removal, because the agreements increase the cost that would be incurred by an acquiring company seeking to replace current management.

    Certain Relationships and Related Transactions. On June 23, 1999, Black & Decker made a $100,000 relocation loan to Christopher Metz, a vice president, in connection with his relocation to California to assume the position of pres-ident of Kwikset. The loan, which does not bear interest, will be forgiven over a five-year period ending June 15, 2004. If Mr. Metz voluntarily leaves Black & Decker, however, he will be obligated to pay Black & Decker the entire $100,000, plus 8% per annum interest. In addition, if Black & Decker transfers Mr. Metz to a location outside of California before the end of the five-year period, Mr. Metz will receive a $20,000 credit for each year he resides in Cal-ifornia.

Organization Committee Report on Executive Compensation

    Recommendations regarding the annual salaries of Black & Decker's executive officers are made by the Organization Committee and submitted to the Board of Directors for approval. The Board did not reject or modify in any material way any of the recommendations of the Committee during 1999. Awards of incentive compensation are made by the Committee under the incentive plans described be-low and are reported to the Board.

    Philosophy and Objectives. Black & Decker seeks to attract and retain top quality executives by providing a competitive, performance-based executive com-pensation program. The fixed compensation element of the program is intended to be, in the aggregate with other compensation, competitive with the market. The incentive compensation element is designed to focus management on annual and long-term financial performance and on long-term stock price performance, with both annual and long-term objectives and both cash and stock-based rewards. The program reflects Black & Decker's pay-for-performance philosophy and is in-tended to provide pay commensurate with performance.

    Total payouts under the incentive compensation element of the program vary with Black & Decker's annual and long-term performance against the objectives and targets established under each of the incentive compensation plans and, subject to limitations, with the Committee's subjective evaluation of individ-ual performance.

    Once it is determined that a participant is eligible for payment under the Executive Annual Incentive Plan ("EAIP") because the threshold earnings per share, excluding non-recurring items (gains on the sale of businesses, the write-off of goodwill, and restructuring charges), have been reached and, if applicable, the participant's particular business unit reached its financial targets, the exact amount of the payment is determined by multiplying the tar-get payment by a payout factor and an individual performance factor. Although the payout factor is determined by a mathematical formula calculated against established objectives (including operating income and working capital manage-ment for executives with operating responsibility), the actual payment is de-termined following a subjective evaluation of the participant's performance and success in areas deemed to be significant to Black & Decker as a whole or to the particular business unit. A participant's performance evaluation may result in a payment less than (but not greater than) the amount otherwise pay-able under the plan. Under certain circumstances, in the case of individual performance by an executive that the Committee deems extraordinary, the Com-mittee may award a special bonus to an individual outside of the EAIP.

    The United States Internal Revenue Code limits deductions for certain com-pensation in excess of $1 million annually paid to specified executive offi-cers of public companies. The Committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibil-ity of executive compensation while maintaining an ability to attract and re-tain those executives necessary to assist Black & Decker in reaching its goals and objectives. Because the Committee believes that the prudent use of discre-tion in determining pay level is in the best interest of Black & Decker and its stockholders, under some circumstances (other than under the EAIP and the Performance Equity Plan ("PEP")) the Committee may continue to exercise both positive and negative discretion in determining appropriate amounts of compen-sation. In those situations, part of the compensation paid may not be deductible.

    Principal Components of Executive Compensation. The principal components of the executive compensation program are base salary, annual and long-term incentive compensation, and stock option incentives.

    Black & Decker's objective is to pay its executive officers base salaries that are sufficient to attract and retain individuals with the qualities be-lieved to be necessary for the long-term financial success of Black & Decker and that are competitive in the marketplace. An individual executive officer's salary level generally is based on tenure, an evaluation of the executive of-ficer's performance during the period in which he or she has been employed, and other special circumstances such as the international nature of Black & Decker's business, overseas assignments, and direct competition for the execu-tive officer's services. The Committee and the Board of Directors generally consider increases in base salary at 14-month intervals for executive officers other than the chief executive officer and at 18-month intervals for the chief executive officer. The Committee and the Board from time to time also consider increases in base salary in connection with significant promotions or in-creases in the responsibilities of executive officers and when it is necessary to respond to competitive pressures.

    Historically, the Committee has approved annual bonuses based upon a number of factors, including EPS performance against established targets. Individual awards generally have been based upon corporate financial performance, business unit performance, and a subjective evaluation of individual performance. Corpo-rate financial performance generally has been measured by EPS excluding non-re-curring items, and business unit performance generally has been measured by op-erating income and working capital management against budget. Target incentive awards then have been multiplied by a payout factor and an individual perfor-mance factor. Throughout the remainder of this Report, references to EPS mean EPS excluding non-recurring items.

    In 1999, the payout factor for executive officers who were members of the corporate staff was entirely dependent upon EPS measured against target. For executive officers with operating responsibility for individual business units, 25% of the payout factor was determined by comparing EPS to target, and 75% was determined by comparing business-unit operating income and working capital man-agement to target business unit performance in these areas.

    The EPS achieved in 1999 exceeded the EPS target established by the Commit-tee at the beginning of the year for purposes of awards under the EAIP. Target incentive awards for 1999 ranged from 50% to 100% of base salary, with maximum awards of 75% to 200% of base salary reflecting the extent to which EPS ex-ceeded the target for the year and the Committee's evaluation of each individu-al's performance and the performance of the business unit or units for which the individual was responsible. For the year ended December 31, 1999, seven in-dividuals received awards under the EAIP.

    The long-term incentive program is composed of the PEP and stock option plans. The PEP is a stock-based performance plan. PEP units and stock options are granted annually to eligible participants. PEP units provide a potential award, generally payable in stock, based on Black & Decker's three-year perfor-mance against established EPS and, in the case of executives with operating re-sponsibility, return on net assets or operating income. The EPS targets are es-tablished by the Committee at the beginning of each three-year period after consideration of the long-term operating plan. Stock options generally have a ten-year term, are granted at fair market value on the date of grant, include limited stock appreciation rights exercisable in the event of a change in con-trol, and become exercisable in equal annual installments over a four-year pe-riod (or, in the case of certain multi-year grants, a five-year period). The number of PEP units or stock options granted to an executive officer for a given period generally is determined by the officer's base salary, with the dollar value of the shares underlying the PEP unit or stock option grant rang-ing from 50% to 70% of base salary. To maximize the incentive aspects of these programs and focus on those individuals who are in a position to have the greatest effect on Black & Decker's performance, the percentages of base salary increase as responsibility increases. The number of PEP units or stock options is not tied to Black & Decker's past performance, since the ultimate value of the benefit depends on future corporate performance and the future market val-ues of Black & Decker's common stock. Approximately 446 individuals received stock options in 1999, and 35 individuals received payouts for the three-year PEP performance period that ended December 31, 1999.

    Compensation of the Chief Executive Officer. Mr. Archibald's base salary was increased to $1,100,000 in 1999. In connection with its evaluation of Mr. Archibald's base salary, the Committee considered Mr. Archibald's effec-tiveness in developing and implementing the

Corporation's strategy. Under the EAIP criteria established at the beginning of 1999, Mr. Archibald was eligible for a maximum award of 200% of his base salary based on the EPS of $3.40 achieved in 1999. Considering the corporate financial performance and Mr. Archibald's having met his individual performance objectives of improving the Corporation's management structure, strategically repositioning the Corporation, continuing new product momentum, and continuing improvement of the Corporation's European operations, the Committee awarded Mr. Archibald 200% of his base salary.

    Stock options and PEP awards represent Mr. Archibald's primary long-term incentive opportunity. Coupled with Black & Decker's stock ownership policy for executive officers, which is discussed above under the caption "Security Owner-ship of Management," these components of the long-term incentive award program are intended to create a strong motivation to develop and implement strategies that lead to consistent and lasting increases in Black & Decker's return to its stockholders. Mr. Archibald's stock ownership significantly exceeds the stock ownership policy target of five times his salary established by the Board of Directors.

    In December, the Committee awarded Mr. Archibald 200,000 stock options. The grant was made to continue to align his interests with those of stockholders.

    For the three-year period that ended December 31, 1999, Mr. Archibald had been granted 21,356 PEP units. Under the terms of the PEP, participants are entitled to receive up to 150% of the original grant if the target EPS is exceeded. Because Black & Decker exceeded the target EPS for this performance period, 32,034 shares were awarded to Mr. Archibald for the period. This number of shares represented an award of 150% of the PEP units granted to him for this performance period because the EPS achieved in 1999 entitled him to the maximum award established at the beginning of the performance period. For the three-year performance period beginning January 1, 2000, the Committee granted
Mr. Archibald 15,938 PEP units, which, if earned, would equal approximately 70% of his current salary based on the stock price on the date of grant.

    Compensation of Other Executive Officers. With the exception of executive officers who received salary increases in connection with their initial elec-tion as executive officers or substantial promotions in 1999, the named and other executive officers received salary increases ranging from none to 25% during 1999.

    The named and other executive officers (other than Mr. Archibald) received annual incentive awards ranging from $50,000 to $750,000. The incentive awards were determined in a manner consistent with the plans and philosophy described above.

    For the three-year performance period beginning January 1, 2000, the Com-mittee granted PEP units to executive officers (other than Mr. Archibald) based on target percentages of base salary of approximately 25% to 60% in a manner consistent with the philosophy described above. For the three-year performance period that ended on December 31, 1999, the Committee awarded shares to those executive officers participating in the PEP at a level of 150% of the PEP units initially granted for this performance period in a manner consistent with the philosophy described above. A number of named and other executive officers re-ceived stock option grants during 1999. The level of the stock option grants was determined based on the long-term incentive compensation philosophy de-scribed above. Generally the options have a ten-year term, are exercisable at the fair market value of the shares of common stock on the date of grant, include limited stock appreciation rights exercisable in the event of a change in control as defined in the plans, and become exercis-able in equal annual installments over a four-year period.

    Access to Competitive Compensation Data. The Committee reviews with man-agement competitive data from recognized national surveys concerning executive compensation levels and practices as part of the process of establishing an appropriate level of overall executive compensation. These surveys include some of the companies that are included in the Peer Group used by Black & Decker in the comparison of five-year cumulative total return set forth below, as well as many other companies not in the Peer Group. The Committee has cho-sen not to limit the survey information to companies in the Peer Group because the search to attract new executives is not limited to companies within the same industry, and the competition that Black & Decker faces to recruit and retain existing executives comes from companies in many different industries. After reviewing the available competitive data, the Committee evaluates the executive's performance and considers Black & Decker's needs to arrive at in-dividual compensation decisions.

                           Mark H. Willes (Chairman)
                               Barbara L. Bowles
                                 Anthony Luiso

Comparison of Five-Year Cumulative Total Return

                             [CHART APPEARS HERE]

                                                    Cumulative Total Return
                                 -------------------------------------------------------------
                                 12/94      12/95      12/96      12/97      12/98      12/99
THE BLACK & DECKER CORPORATION   100.00     150.30     130.15     171.04     247.79     233.09
PEER GROUP                       100.00     123.98     153.75     208.18     168.97     191.77
S & P 500                        100.00     137.58     169.17     225.61     290.09     351.13

    (1) Assumes $100 invested at the close of business on December 31, 1994, in Black & Decker common stock, Standard & Poor's (S&P) 500 Index, and Peer Group.
    (2) Cumulative total return assumes reinvestment of dividends.
    (3) Peer Group consists of the companies in S&P Hardware and Tools, Value Line Home Appliances, Business Week Machine and Hand Tools, and Fortune Indus-trial and Farm Equipment. A list of the companies in the Peer Group will be furnished upon request addressed to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286.
    (4) Total return is weighted according to market capitalization of each company at the beginning of each year.

Proposal to Amend The Black & Decker 1996 Stock Option Plan

    Black & Decker's Board of Directors has unanimously approved amending The Black & Decker 1996 Stock Option Plan (1) to increase the number of shares of common stock reserved for issuance under the plan from 5,400,000 to 10,400,000 and to increase the number of stock appreciation rights that may be issued un-der the plan from 5,400,000 to 10,400,000 and (2) to increase the maximum num-ber of options that may be granted to an employee in any calendar year from 300,000 to 500,000 and to increase the maximum number of stock appreciation rights that may be granted to an employee in any calendar year from 300,000 to 500,000. The Board recommends approval of the amendment.

    As of the Record Date, of the 5,400,000 shares of common stock reserved for issuance under the plan, 593,713 shares of common stock were available for future grants under the plan. With aggregate annual grants of options averag-ing 1,419,267 shares over the last three calendar years, the Board believes it is prudent to increase the number of shares available for future grants. The Board also believes that there may be circumstances (including, but not limited to, special awards to existing employees and awards to senior-level ex-ecutive officers as part of a package of benefits offered to induce them to join Black & Decker) in which it would be appropriate to award options to an individual to purchase more than 300,000 shares in a calendar year and, there-fore, is requesting the flexibility to increase the maximum annual award under the plan from 300,000 to 500,000 shares.

    The Board believes that the grant of stock options and stock appreciation rights to officers and key employees of Black & Decker and its subsidiaries is a vital factor in attracting and retaining effective and capable employees who contribute to the growth and success of Black & Decker. Proceeds received by Black & Decker upon exercise of the options and rights granted under the plan are available for general corporate purposes. It is not possible at this time to determine the number or identity of all of the individuals who will be eli-gible for grants of stock options or stock appreciation rights under the plan on or prior to February 13, 2006.

    The following is a summary of certain provisions of the plan and the tax consequences to Black & Decker and employees who receive stock options or stock appreciation rights under the plan.

    Summary of the 1996 Stock Option Plan. The plan is administered by a com-mittee of non-employee members of the Board of Directors (the "Committee"). No member of the Board who is not also an employee is eligible to participate in the plan.

    The Committee determines who receives options or rights and the number of shares on which options should be granted or upon which rights should be based. Under the plan, the option price or stock appreciation right base value may not be less than the fair market value of the common stock on the date of grant. Fair market value is determined by reference to the selling price of the shares of common stock. Options and rights may not be granted under the plan after February 13, 2006.

    Options and rights extend for a period of ten years from the date of grant unless the Committee establishes a shorter term at the time of grant. Under the plan, the Committee has the discretion to grant either stock options that re-ceive special treatment under the Internal Revenue Code ("incentive stock op-tions") or non-qualified stock options that do not receive this special tax treatment. Generally, upon termination of an option or right holder's active employment with Black & Decker and its subsidiaries, the holder's options and rights terminate, except that in the case of involuntary termination of employ-ment, the option or right holder is entitled to exercise, for a period of 30 days, that portion of the option or right that was exercisable on the date the holder's employment terminated. If an option or right holder's employment with Black & Decker and its subsidiaries terminates by reason of retirement pursuant to normal Black & Decker policies or death, the retired employee or personal representative of the deceased employee may elect to exercise the option or right within three years of the employee's retirement or death. If an option or right holder involuntarily terminates employment, takes a leave of absence from Black & Decker and its subsidiaries for personal reasons or for military serv-ice, or terminates employment by reason of illness or disability or other spe-cial circumstance, the Committee may accelerate options or extend the time fol-lowing termination of employment during which the holder is entitled to exer-cise options or rights. In no event may any option be exercised after the expi-ration of its term. Options are non-transferable and non-assignable except by inheritance or under certain circumstances to certain relatives or their related trusts or other investment vehicles.

    The purchase price for shares of common stock on the exercise of options generally may be paid either in cash, by delivering to Black & Decker shares of common stock that, together with any cash tendered with the shares, equals the full purchase price, or by other "cashless" exercise methods specified in the plan. Permitting stock-for-stock payments or other cashless exercises allows option holders to acquire shares of common stock without incurring the costs that may arise when the exercise price must be paid in cash.

    Under the plan, stock appreciation rights may be granted as freestanding rights or in tandem with a related option. In the case of rights granted in tandem with a related option, the right permits the holder in lieu of exercis-ing the option and in exchange for surrendering the stock appreciation right to receive a payment in an amount equal to the difference between the stock appre-ciation right base price and the market value of a share of common stock on the date of exercise. The payment may be made in either cash or in shares of common stock, as determined by the Committee acting in its sole discretion.

    The plan allows the Committee to grant limited stock appreciation rights in tandem with a related option, which entitle option holders to receive, in connection with a change in control of Black & Decker, an automatic cash payment in cancellation of all outstanding options on the date the change in control occurs. The cash payment will equal the number of shares covered by the canceled options multiplied by the excess over the exercise price of the options of the higher of the fair market value of the common stock on the date of the change in control or the highest per share price paid for the common stock in connection with the change in control.

    The plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The plan contains provisions to prevent dilution in the case of stock dividends, stock splits, and changes in the structure of shares of the common stock. The plan may be amended, modified, or discontinued at any time by the Board, except that the Board does not have the power to: (1) revoke or alter the terms of any valid option or right previously granted;
(2) increase the number of shares of common stock to be reserved for issuance and sale pursuant to options or rights; (3) decrease the exercise price of options granted or increase the amount of cash or shares of common stock that a rights holder is entitled to receive upon exercise of the holder's rights; (4) change the class of employee to whom options or rights may be granted; or (5) provide for options or rights to be exercisable more than ten years after the date granted.

    Certain Tax Consequences of the 1996 Stock Option Plan. The following dis-cussion of the Federal tax consequences of the plan is based on the Internal Revenue Code provisions currently in effect, current regulations, and adminis-trative rulings of the Internal Revenue Service. The discussion is limited to the tax consequences to United States citizens and does not consider the poten-tial impact of state tax laws. It is not intended to be a complete discussion of all of the United States income tax consequences of the plan or of all of the requirements that must be satisfied to qualify for the tax treatment de-scribed in this discussion. Changes in the law and the regulations may modify the discussion, and, in some cases, changes may be retroactive. In addition, tax consequences may vary depending upon the personal circumstances of individ-ual holders of options and rights and the tax requirements applicable to resi-dents of countries other than the United States.

    An option holder will not recognize income upon the grant of a non-quali-fied option under the plan, or at any other time prior to the exercise of the option. Upon exercise of a non-qualified option, the option holder will recog-nize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the option price of the common stock. This income is subject to withholding and other employment taxes. Black & Decker is entitled to a deduction in a like amount for compensation paid to the option holder. The ordinary income recognized upon exercise of the option constitutes "personal service income" for purposes of Federal income taxes.

    A subsequent taxable disposition of shares of common stock acquired upon exercise of a non-qualified option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the common stock on the date the option was exercised and the amount realized on later disposition. The gain or loss will be long-term if the shares of common stock are held for more than twelve months and short-term if held for twelve months or less.

    An option holder will not recognize income upon the grant or exercise of an incentive stock option under the plan if no disposition of the common stock acquired pursuant to the option is made within two years from the date the op-tion was granted or within one year after the transfer of common stock to the option holder, and at all times during the period beginning on the date the option was granted and ending on the day three months before the date of exer-cise, the option holder was an employee of Black & Decker. The difference be-tween the fair market value of the common stock on the date of exercise and the option price, however, is an item of tax preference for purposes of the alternative minimum tax.

    If an option holder who has acquired shares of common stock by the exer-cise of an incentive stock option makes a taxable disposition of the stock af-ter satisfying the holding period requirements, the option holder generally will recognize a long-term capital gain or loss measured by the difference be-tween the option price and the selling price.

    If an option holder who has acquired shares of common stock by the exer-cise of an incentive stock option makes a taxable disposition of the stock within two years from the date the option was granted or within one year after the transfer of the stock to the option holder, a disqualifying disposition occurs. In that event, the option holder recognizes ordinary income equal to the lesser of the actual gain or the difference between the exercise price and the fair market value of the common stock on the date of exercise. This income is subject to withholding and other employment taxes. If a loss is sustained on the disposition, the loss will generally be treated as a capital loss. If the amount received on the disqualifying disposition exceeds the fair market value of the common stock on the date of exercise, the excess will generally be either a long-term or short-term capital gain.

    An option holder will not recognize income upon the grant of a stock ap-preciation right under the plan, or at any other time prior to the exercise of a stock appreciation right. Upon exercise, the holder of the stock apprecia-tion right will recognize compensation taxable as ordinary income in an amount equal to the stock appreciation right payment (or, if the stock appreciation right is settled in shares, equal to the fair market value of the shares re-ceived). Upon exercise of a limited stock appreciation right, the option or stock appreciation right holder will recognize compensation taxable as ordinary income in an amount equal to the payment of the limited stock appreciation right. All such income is subject to withholding and other employment taxes.

    Upon a subsequent taxable disposition of shares received upon exercise of a stock appreciation right, the holder will recognize a long-term or short-term capital gain or loss measured by the difference between the selling price of the shares and the fair market value of the shares on the date of exercise.

    Proposed Amendment. The proposed amendment to the plan would revise the terms of Sections 4:03 and 5:01 to read as follows:

                                   * * * * *

    4:03 No employee may be granted, in any calendar year, Options or Stock Appreciation Rights exceeding 500,000 in the aggregate.

                                   * * * * *

    5:01 There shall be reserved for the granting of Options or Stock Appre-ciation Rights pursuant to the Plan and for issuance and sale pur-suant to such Options or rights 10,400,000 shares of Common Stock. To determine the number of shares of Common Stock available at any time for the granting of Options or Stock Appreciation Rights, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Options have been granted pursuant to the Plan that are still outstanding or have been exercised. The shares of Common Stock to be issued upon the exercise of Options or Stock Appreciation Rights granted pursuant to the Plan shall be made available from the au-thorized and unissued shares of Common Stock. If for any reason shares of Common Stock as to which an Option has been granted cease to be subject to purchase thereunder, then such shares of Common Stock again shall be available for issuance pursuant to the exer-cise of Options or Stock Appreciation Rights pursuant to the Plan. Except as provided in Section 5:03, however, the aggregate number of shares of Common Stock that may be issued upon the exercise of Options and Stock Appreciation Rights pursuant to the Plan shall not exceed 10,400,000 Shares and no more than 10,400,000 Stock Ap-preciation Rights shall be granted pursuant to the Plan.

                                   * * * * *

    Other than the increase in the number of shares of common stock reserved for issuance pursuant to options and the number of stock appreciation rights reserved for grant, and the increase in the maximum number of options or stock appreciation rights that may be granted to an employee in any calendar year, no additional amendments to the plan are contemplated at this time.

    Amended Plan Benefits. The selection of participants under the plan and the number of shares of common stock subject to options granted under the plan are at the discretion of the Organization Committee, which acts as the Committee under the plan. The number of options included in the table is the actual num-ber of options received respectively by these individuals and groups in 1999 as part of their annual stock option grant under the 1996 Stock Option Plan, ex-cept as noted in the footnotes. None of the benefits or amounts that actually will be received is determinable at this time.

                   The Black & Decker 1996 Stock Option Plan

-------------------------------------------------------------------------------
                                               Hypothetical Stock Option Awards
Name and Position                                      Number of Units
-------------------------------------------------------------------------------
Nolan D. Archibald
Chairman, President, and Chief Executive
 Officer                                                    200,000
Charles E. Fenton
Senior Vice President and General Counsel                    30,000
Paul A. Gustafson
Executive Vice President                                     35,000
Paul F. McBride
Executive Vice President                                    100,000(1)
Thomas M. Schoewe
Former Senior Vice President and Chief Finan-
 cial Officer                                                30,000(2)
Executive Group                                           1,094,000
Non-Executive Director Group                                     --
Non-Executive Officer Employee Group                        933,350
-------------------------------------------------------------------------------

    (1) These options represent the annual stock option grant to Mr. McBride made in December 1999 under the 1992 Stock Option Plan. In addition, he re-ceived a grant of 300,000 options under the 1996 Stock Option Plan and 200,000 options under the 1992 Stock Option Plan in connection with his acceptance of employment in April 1999.
    (2) All of these options terminated upon Mr. Schoewe's resignation in Janu-ary 2000, and he is ineligible for further grants.

    Vote Required. The adoption of the amendment requires approval by a major-ity of the votes cast at the meeting, provided that the total vote cast repre-sents over 50% of Black & Decker's shares of common stock outstanding.

    The Board of Directors recommends a vote FOR the proposed amendment to the Black & Decker 1996 Stock Option Plan.

Approval of the Selection of Independent Public Accountants

    The Audit Committee recommends, and the Board of Directors selects, inde-pendent public accountants for Black & Decker. The Audit Committee has recom-mended that Ernst & Young LLP, who served during 1999, be selected for 2000, and the Board has approved the selection. Unless a stockholder directs other-wise, proxies will be voted for the approval of the selection of Ernst & Young LLP as independent public accountants for 2000. If the appointment of Ernst & Young LLP is not approved by the stockholders, the Board will consider the se-lection of other independent public accountants for 2000.

    At its February 2000 meeting, the Audit Committee reviewed the 1999 non-au-dit services provided by Ernst & Young LLP and concluded that the non-audit services have not impaired their independence.

    A representative of Ernst & Young LLP is expected to be present at the 2000 Annual Meeting of Stockholders. The representative will be given the opportu-nity to make a statement and will be available to respond to appropriate ques-tions.

    The Board of Directors recommends a vote FOR the approval of the selection of Ernst & Young LLP as Black & Decker's independent accountants for 2000.

Stockholder Proposals and Other Business to be Considered at the 2001 Annual Meeting of Stockholders

    It is expected that the 2001 Annual Meeting of Stockholders will be held on April 24, 2001. In order to be considered for inclusion in the Proxy Statement for that meeting, stockholder proposals must be submitted in writing, must be received on or before November 3, 2000, and must include the full and correct name and address of the stockholder making the proposal and the number of shares of common stock owned. If the shares are not registered in the stock-holder's name but are beneficially owned, proof of ownership must be submitted with the proposal. In addition, the stockholder must state in writing his or her intention to appear personally or by proxy at the meeting to present the proposal.

    Stockholders desiring to bring business before the 2001 Annual Meeting of Stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Corporate Secretary at the principal office of Black & Decker after January 4, 2001, and before January 24, 2001. The written notice must comply with the provisions of Black & Decker's Bylaws summarized below under the heading "Other Matters."

Other Matters

    Management does not know of any other matters that will come before the 2000 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, or if any of the persons named as nominees for election as directors should decline or be unable to serve as a director, the persons named as Proxies are authorized to vote the shares as they see fit and will act ac-cording to their best judgment.

    The Bylaws provide that, to be properly brought before the meeting, busi-ness must be: (1) specified in the notice of meeting (or any supplemental no-tice) given by or at the direction of the Board of Directors; (2) otherwise properly brought before the meeting by or at the direction of the Board; or (3) otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, the stockholder must have given written no-tice that is received by the Corporate Secretary at the principal executive of-fice of Black & Decker not less than 90 days nor more than 110 days prior to the meeting. If Black & Decker provides less than 100 days' notice or prior public disclosure of the date of the meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stockholder's notice must include: (1) a brief description of each matter of business to be brought before the meeting and the reasons for conducting the business at the meeting; (2) any material interest of the stockholder in the business; (3) the name and address of the stockholder proposing the business; and (4) the number of shares of common stock beneficially owned by the stock-holder.

    No stockholders submitted written notice to Black & Decker that they in-tended to bring business before the 2000 Annual Meeting of Stockholders in com-pliance with the preceding paragraph. As a result, only the business described in the attached Notice of Annual Meeting of Stockholders and any other business brought forth by or at the direction of the Board of Directors will be consid-ered at the meeting.

    No business shall be conducted at the meeting except as described above. If the chairman of the meeting determines that any business was not properly brought before the meeting, the chairman will announce this at the meeting and the business will not be conducted.

March 3, 2000
Towson, Maryland

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
----------------------------------
                                             [LOGO OF BLACK & DECKER]
Annual Meeting of Stockholders
April 25, 2000

The Black & Decker Corporation
701 East Joppa Road
Towson, Maryland 21286

HAVE YOU MOVED?

The Black & Decker Corporation
Mail Stop TW266
701 East Joppa Road
Towson, Maryland 21286

Please change my address on the books of The Black & Decker Corporation.

Name of Owner:
--------------------------------------------------------------------------------
(Print name exactly as it appears on stock certificate)

From (Old Address):
--------------------------------------------------------------------------------
(Please Print)

To (New Address):
--------------------------------------------------------------------------------
                        Street Address         City or Town    State    Zip Code

Date:          Signature:
--------------------------------------------------------------------------------
Owner should sign name exactly as it appears on stock certificate.
If this form is signed by a representative, evidence of authority should be supplied.

THIS FORM MAY BE ENCLOSED IN ENVELOPE WITH PROXY CARD

Dear Stockholder:

  Black & Decker encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

  To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

  1. To vote over the Internet:

      o Log on to the Internet and go to the Web site http://www.eproxyvote.com/bdk. Internet voting will be available until 12:01 A.M. on April 25, 2000.

  2. To vote over the telephone:

      o On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, seven days a week. Telephone voting will be available until 12:01 A.M. on April 25, 2000.

      o  Non-U.S. stockholders should call 1-201-536-8073.

  Your electronic vote authorizes the named Proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you vote your shares electronically, do not mail back your proxy card.

                 Your vote is important. Thank you for voting.


                         THE BLACK & DECKER CORPORATION
                  701 East Joppa Road, Towson, Maryland 21286

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints Nolan D. Archibald and Mark H. Willes, and each of them, Proxies of the undersigned, with power of substitution, to vote all shares of common stock of the Corporation that the undersigned could vote if present at the 2000 Annual Meeting of Stockholders to be held April 25, 2000, and any adjournments of the meeting. The undersigned further gives the Proxies authority to vote according to their best judgment on any other matters properly coming before the meeting.

Election of Directors. Nominees:

01. N.D. Archibald, 02. N.R. Augustine, 03. B.L. Bowles, 04. M. Candlish, 05. A.G. Decker, Jr., 06. M.A. Fernandez, 07. A. Luiso, and 08. M.H. Willes.

  You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you NEED NOT MARK any boxes if you wish to VOTE IN ACCORDANCE with the Board of Directors' recommendations. Please mark, sign, date, and return this Proxy promptly using the enclosed envelope.

                                                                     SEE REVERSE
                                                                         SIDE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

     Please mark your
[X]  votes as in this
     example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is given, this proxy will be voted FOR all of the Board of Directors' nominees and FOR proposals 2 and 3.
--------------------------------------------------------------------------------
         The Board of Directors recommends a vote FOR the nominees and
                            FOR proposals 2 and 3.
--------------------------------------------------------------------------------
                      FOR     WITHHELD
1. Election of
   Directors          [ ]       [ ]
   (see reverse)

Vote FOR all nominees, except

-----------------------------------

                                               FOR      AGAINST    ABSTAIN

2. Proposal to amend the 1996 Stock            [ ]        [ ]        [ ]
   Option Plan

3. Ratification of Ernst & Young LLP as        [ ]        [ ]        [ ]
   Independent Accountants

Please sign exactly as name appears at left. Joint owners should each sign. Executors, administrators, trustees, etc., should so indicate when signing and sign as required by the authority they hold.

------------------------------------------------------------

------------------------------------------------------------
  SIGNATURE(S)                                   DATE

--------------------------------------------------------------------------------
    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL